EXHIBIT 4.1



Specimen Certificate of Common Stock

Incorporated  under  the  laws  of  the  State  of  Delaware

Hotel  Outsource  Management  International,  Inc.

Authorized  to  issue  35,000,000  shares
30,000,000  Common  Shares                         5,000,000  Preferred  Shares
Par  value  $.001  each                            Par  value  $.001

This  certifies  that  ________________  is  the  owner  of  ___________
Fully paid and non-assessable shares of the common shares of Hotel Outsource Management International, Inc. transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In witness whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation this ___ day of ___ A.D.